SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT ("Agreement") is made and entered by and between JOAN H. HILSON, together with your heirs, administrators, executors, successors, assigns and other personal representatives (collectively referred to as "You") and AMERICAN EAGLE OUTFITTERS, INC., together with its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations and assigns (collectively referred to as the "Company").

In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, you and the Company agree as follows:

    Change of Position and Separation Date. Effective upon the date you sign this Agreement, you will cease to be a director and officer of the Company and any of its subsidiaries. You shall continue full-time employment with the Company as a non-executive officer employee through July 28, 2012 (the "Separation Date"), upon which date your employment with the Company shall cease. You will continue to receive until the Separation Date: (i) salary payments at the annual base salary rate you are receiving as of the date you sign this Agreement, less applicable withholdings and deductions, paid in accordance with the Company's payroll practices in the ordinary course; and (ii) benefits at the executive level and of the type you are receiving as of the date you sign this Agreement.

    Acknowledgment of Separation. Effective as of the Separation Date, you will cease to be an employee of the Company and the only benefits you will receive from the Company are those described in this Agreement.

    Separation Benefits. If you sign the General Release in the form attached as Exhibit A, and it becomes effective as explained in Section 6 of the General Release, you will receive the payments and benefits described in this Section 3. You acknowledge and agree that certain of the payments and benefits differ from and/or are greater than benefits you would otherwise be eligible to receive upon resignation, absent this Agreement.

    A.  Separation Pay. You shall be entitled to Separation Pay in a gross amount equal to $750,000.00, which represents 15 months of your annual base salary. The Separation Pay will be made in a lump sum payment, less applicable withholdings and deductions, which will be made on the Company's first regular payday following the Effective Date of the General Release.

    B. Incentive Compensation Bonus. The Company will pay you the amount of any fiscal year 2012 annual cash bonus you would have earned under the Company incentive cash bonus plan as if you were employed for the full fiscal year, but only if Company performance goals are met as established under the terms of the plan. Payment of the cash bonus, if any, less all applicable withholdings and deductions, will be made at the same time as to other employees of the Company. You are not required to be employed by the Company at the time the incentive cash bonus is paid as a condition precedent to receiving it.

    C. Health Insurance Continuation. If you make a timely election to continue medical, dental and/or vision insurance coverage under the Company's group medical, dental and/or vision plans pursuant to federal law (COBRA), the Company will reimburse you for up to 15 months of your COBRA premiums, ending October 28, 2013. However, if you secure employment before October 28, 2013, and medical, dental and/or vision coverage is available as a result of that employment, the Company's obligation to reimburse COBRA shall immediately cease. You will notify the Company in writing immediately if you accept employment prior to October 28, 2013, and you will repay to the Company any COBRA reimbursement for any period of employment during which medical, dental and/or vision coverage is available. After October 28, 2013, you may continue COBRA coverage, subject to applicable law, at your sole expense.

    Separation Prior to the Separation Date. At its sole discretion, the Company may terminate your employment for any reason, with or without cause, at any time prior to the Separation Date. If you are terminated prior to the Separation Date for any reason (other than for a breach of this Agreement) and you sign the General Release (and it becomes effective), you will receive all compensation and benefits described in Section 3 as if you had worked through the Separation Date.

    Equity. You acknowledge and agree that the equity awards granted to you under the terms of the Company's benefit plans will be administered as follows, all in accordance with the terms of their respective plans:

    A. Restricted Stock (Time-based). Your unvested, time-based awards under the Company's Long-term Restricted Stock Unit Incentive Plan shall be forfeited on the Separation Date.

    B. Restricted Stock (Performance-based). You may be eligible for a pro-rata portion of your performance-based awards under the Long-term Restricted Stock Unit Incentive Plan if the Company achieves the fiscal years 2010-2012, 2011-2013, and fiscal years 2012-2014 performance goals established by the plan. The pro-rata amount you may be eligible for will be based on your days of service in the performance period as of the Separation Date. Payment will be made no sooner than the date on which other participants are paid their awards, if any payments are made, in accordance with the terms of the plan. Under the terms of the plan, you are not required to be employed by the Company at the time your prorated share of such awards is paid as a condition precedent to receiving them. The payment will be made less any applicable withholdings or deductions. The balance of your performance-based awards shall be forfeited on the Separation Date. To the extent that the Company does not achieve the fiscal years 2010-2012, 2011-2013, and fiscal years 2012-2014 performance goals established under the plan, the portion of your award for which performance goals are not achieved will be forfeited in accordance with the terms of the plan.

    C. Stock Options. Your outstanding, vested stock option awards shall remain exercisable for ninety (90) days from the Separation Date. Your unvested stock option awards, that under the terms of the award you have no right to exercise, on the Separation Date shall terminate on your termination of employment in accordance with their terms.

    401k. The Company agrees to pay you all amounts due to you under the Company's 401k Plan in accordance with the terms of the plan.

    Reasonable Cooperation.

    A. Transfer of Job Responsibilities. Until the Separation Date, you shall report directly to the Company's Chief Executive Officer and fully cooperate in transferring all of your responsibilities and duties as directed by the Company's Chief Executive Officer at his sole discretion, including assistance in the transition to a new chief financial officer, completion of projects, and provision of such other advice, expertise or knowledge with respect to your former position as may be reasonably requested by the CEO.

    B. Restrictive Covenants. You acknowledge and reaffirm that you and the Company are parties to: a "Confidentiality, Non-Competition and Intellectual Property Agreement" signed by you on July 20, 2005; an "LTICP Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement" signed by you on March 27, 2008; and an "RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement" signed by you on March 5, 2009 (these agreements are collectively referred to herein as the "Restrictive Agreements"). You acknowledge and agree that all of your obligations under the Restrictive Agreements remain in full force and effect and shall survive the termination of your employment with the Company and the execution of this Agreement; provided, however, the Company agrees that your obligation to not compete with the Company in the Restrictive Agreements shall be limited to employment with, or providing services, advice or expertise to any of the following companies, including all of their subsidiaries and divisions: Abercrombie & Fitch Co.; Aeropostale, Inc.; The Buckle, Inc.; Fast Retailing Co., Ltd.; Forever 21, Inc.; Gap, Inc.; H & M Hennes & Mauritz AB; INDUSTRIA DE DISEÑO TEXTIL, S.A. (Inditex Group); the Victoria Secret and Pink brands of Limited Brands, Inc.; and Urban Outfitters, Inc. Upon your written request to be released from this non-compete provision to be employed by one of the forgoing businesses, the Company will consider your request, and will not unreasonably withhold its consent.

    C. Legal Matters. You agree to cooperate with the Company and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with the Company, with the understanding that any meetings you are required to attend are scheduled during normal business hours at mutually agreeable times. The Company agrees to use its best efforts to assure that your cooperation does not interfere with your then current employment obligations and/or any other personal obligations. You acknowledge that you are not currently aware of any facts that constitute or might constitute violations of the Company's Code of Ethics or legal obligations. The Company agrees to reimburse you for any and all reasonable costs and expenses you may incur in connection with such cooperation.

    D. Indemnification. You shall be indemnified for acts and omissions occurring on or prior to the Separation Date or earlier if your employment terminates earlier to the fullest extent permitted under applicable law and Company rules and regulations.

    Death. Notwithstanding anything to the contrary in this Agreement, in the event of your death, the Company will pay to your beneficiary all remaining compensation and benefits described in this Agreement subject to the terms and conditions set forth herein. Your beneficiary shall be deemed to be the person or persons identified by the executor or administrator of your estate as your beneficiary. In the absence of an identified beneficiary, your beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any of your survivors: (i) your spouse at the time of your death; (ii) your children; (iii) your parents; and (iv) the executor or administrator of your estate.

    No Admission of Liability. Neither this Agreement, nor any of its terms, is intended to constitute and should not be construed as constituting an admission of fault, wrongdoing or liability by either party, but rather reflects the parties' desire to fairly and amicably separate your employment, as well as to resolve fairly and amicably any disputes or claims.

    Representations & Warranties. You represent and warrant that you have no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair your performance of any part of this Agreement. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any "Claims" (as defined in the General Release) against the Company or the "Releasees" (as defined in the General Release) in any forum, including federal, state or local court, in arbitration, or in any administrative proceeding with any governmental agency.

    Mutual Nondisparagement. You agree not to disparage the Company or its directors or executive officers or make any comments relating to the Company or its directors or executive officers which are critical, derogatory, or which may tend to injure the business of the Company. The Company agrees that it will cause its directors and executive officers to not disparage you or make any comments relating to you which are critical, derogatory or which may tend to injure your employment prospects or reputation. The Company will inform its directors and executive officers of this covenant and will use its reasonable best efforts to ensure their compliance thereto. Notwithstanding this mutual non-disparagement provision, it shall not be a violation of this Section 11 for any person to make truthful statements when required by court order or as otherwise required by law.

    Breach of this Agreement. You agree that in the event you breach any of the terms of this Agreement or the General Release, then you will pay any expenses or damages incurred by the Company and/or its agents, officers, directors or employees as a result of the breach, including reasonable attorneys' fees. Similarly, should the Company or any of its directors or executive officers breach the terms of this Agreement, then the Company will pay any expenses or damages incurred by you as a result of the breach, including reasonable attorneys' fees. In the event that the Company reasonably determines that you are in material breach of any of your obligations in this Agreement, the Company may suspend its performance hereunder while it applies to the American Arbitration Association to pursue its claim of breach in accordance with Section 13. Similarly, in the event that you reasonably determine that the Company is in material breach of any of its obligations in this Agreement, you may suspend your performance hereunder while you apply to the American Arbitration Association to pursue your claim of breach in accordance with Section 13.

    Dispute Resolution. All disputes, claims or controversies arising out of or in connection with this Agreement, your employment or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims shall be submitted exclusively to and determined by final and binding arbitration before a single arbitrator ("Arbitrator") of the American Arbitration Association ("AAA") in Pittsburgh, PA in accordance with the Association's then current rules for the resolution of employment disputes. The parties consent to the authority of the Arbitrator, if the Arbitrator so determines, to award fees and expenses (including reasonable attorneys' fees) to the prevailing party in the arbitration. Excluded from this agreement to arbitrate are claims you may have for workers' compensation and unemployment compensation benefits, as well as claims the Company may have for injunctive relief to enforce this Agreement and claims for injunctive relief to enforce the Restrictive Agreements.

    Entire Agreement.

    A. Except as provided in Section 7 of this Agreement, this Agreement constitutes the entire understanding between you and the Company relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with your employment with the Company. This Agreement may not be changed, modified, or altered without the express written consent of you and a senior officer of the Company.

    B. The Company's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive the Company of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by a senior officer of the Company.

    Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflicts of laws principles.

    Severability. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in full force and effect. Furthermore, it is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in this Agreement, or the Restrictive Agreements, is an unenforceable restriction against you, then the provisions of this Agreement and/or the Restrictive Agreements shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in this Agreement and/or the Restrictive Agreements is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement and/or the Restrictive Agreements.

    Period for Review.

    A. You are hereby advised and encouraged to consult with an attorney prior to executing this Agreement. You acknowledge that if you have executed this Agreement without consulting an attorney, you have done so knowingly and voluntarily.

    B. You acknowledge that you have been given at least twenty-one (21) days from the date you first received this Agreement, which was on or about May 16, 2012, during which to consider this Agreement. You understand that the offer made to you under this Agreement remains open for at least twenty-one (21) days, and that you may accept the offer at any time between May 16, 2012 and June 11, 2012. If you do not accept this Agreement on or before that date, the offer set forth in this Agreement is automatically rescinded unless the Company otherwise expressly notifies you in writing.

    Transferability. This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liability hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

    Counterparts. This Agreement may be executed in counterparts.

    Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law. All captions are for convenience of reference only and shall be disregarded in interpreting this Agreement.

THE UNDERSIGNED PARTIES HAVE READ THE AGREEMENT AND ACCEPT AND AGREE THAT JOAN H. HILSON WAS GIVEN UNTIL June 11, 2012 TO CONSIDER THE PROVISIONS CONTAINED IN THE AGREEMENT, WHICH SHE AGREES WAS A REASONABLE, ADEQUATE TIME, AND HEREBY EXECUTES IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.
Dated: May 18, 2012	/s/ Joan H. Hilson JOAN H. HILSON
Dated: May 22, 2012	AMERICAN EAGLE OUTFITTERS, INC. By: /s/ Robert L. Hanson Its: Chief Executive Officer

EXHIBIT A

GENERAL RELEASE

In exchange for the promises and benefits set forth in the Separation and Release Agreement between American Eagle Outfitters, Inc., including its parents, subsidiaries, affiliates and related businesses (the "Company") and me, Joan H. Hilson, including my heirs, executors and assigns, dated May 17, 2012 (the "Agreement"), and to be provided to me following the Effective Date of this General Release, I hereby acknowledge, understand and agree as follows:

1. On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge the Company, its officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns (collectively, the "Releasees"), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with the Company and/or termination of my employment with the Company (collectively, "Claims"), including without limitation:

a. Claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, the Pennsylvania Human Relations Act, and/or any other state, federal, local or municipal statute; and/or

b. Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) and the Older Workers Benefit Protection Act, except age discrimination claims that may arise after the Effective Date of this General Release; and/or

c. Claims arising out of any other federal, state, or local statute, law constitution, ordinance or regulation; and/or

d. Any other employment related Claim whatsoever including, but not limited to, claims relating to implied or express employment contract, public policy or tort claims, retaliatory discharge claims, negligent hiring, retention, or supervision claims, defamation claims, wrongful discharge claims, intentional infliction of emotional distress claims, invasion of privacy claims, intentional interference with contract claims, intentional interference with business relations claims, detrimental reliance claims, loss of consortium claims, promissory estoppel claims, common law claims, claims for compensatory or punitive damages, claims for back pay, claims relating to legal restrictions on the Company's right to terminate employees or pursuant to any other claim whatsoever, arising out of or relating to my employment with the Company and/or termination of employment from the Company.

e. Excluded from this General Release are any Claim for breach of the Agreement and any Claim that cannot be released or waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. I acknowledge and agree, however, that I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the Effective Date of this General Release. I also agree that I have been properly paid for all hours worked, have not suffered any on-the-job injury for which I have not already filed a claim and I have been properly provided any leaves of absence because of my own health condition or a family member's health condition.

2. Release of Other Claims. In further consideration of the promises made by the Company in this General Release, I, for myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, fully release, acquit, and forever discharge the Releasees from any and all Claims of which I have knowledge as of the Effective Date of this General Release.

3. Certification Regarding Other Claims. By my signature below, I certify that I have no knowledge of any Claim that I may have against the Releasees, that I have no present intention to file any claims of any character against the Releasees. I agree that if the above certification is found to be false, any claims of which I have knowledge, an intention to file a claim regarding, or about which I have consulted an attorney will be deemed released by operation of this General Release.

4. Consultation with an Attorney. I am hereby advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

5. Period for Review. I acknowledge that I have been given at least twenty-one (21) days from the date I first received this General Release, which was on or about May 16, 2012, during which to consider this General Release. I understand that the offer made to me under the Agreement remains open for at least twenty-one (21) days, and that I may accept the offer by signing this General Release at any time between the date of my termination of employment with the Company and twenty-one (21) days following that date. If I do not accept this General Release on or before that date, the offer set forth in the Agreement is automatically rescinded unless the Company otherwise expressly notifies me in writing.

6. Revocation. I acknowledge and agree that I have the right to revoke my execution of this General Release if I notify the Company in writing within seven (7) calendar days following the date I sign it. I acknowledge that any revocation, to be effective, must be in writing, signed by me, and either postmarked within seven (7) days of the date I signed this General Release and addressed to the Company's General Counsel, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania, 15203; or hand delivered within seven (7) calendar days of execution of this General Release to the Company's General Counsel. This General Release will become effective on the 8th day after I sign it (the "Effective Date"); provided that I have not revoked it.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT, AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE, AND AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

By: /s/ Joan H. Hilson             Date: May 18, 2012
       Joan H. Hilson